Exhibit 99.2 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: October 18, 2007

This investor update provides Continental's guidance for the fourth quarter 2007 and the full year 2007, as well as certain historical information pertaining to the third quarter 2007.

Domestic Performance on a hub by hub basis
Continental's third quarter 2007 consolidated domestic capacity at its New York Liberty hub increased 4.0% year-over-year ("yoy"), while traffic increased 6.7%, resulting in a load factor gain of 2.1 pts. Transcon capacity, which is a subset of New York Liberty capacity, was up 5.8% yoy in the third quarter while traffic was up 4.5%, resulting in a load factor decline of 1.2 pts.

Continental's third quarter 2007 consolidated domestic capacity at its Houston hub was down 0.8% yoy, with traffic up 0.2%, resulting in a load factor gain of 0.9 pts, while consolidated domestic capacity at its Cleveland hub was up 13.4% yoy, with traffic up 14.4%, resulting in a load factor gain of 0.7 pts.

Advanced Booked Seat Factor Six Week Outlook
Mainline advanced booked seat factors, the percentage of available seats that are sold, are about flat or slightly ahead of last year's levels for all regions except the Pacific region, which is running slightly behind last year's level due to weaker sales in Japan. However, the Company expects this booking gap to close and the fourth quarter load factor for the Pacific region to be about flat to up slightly yoy.

Targeted Unrestricted Cash and Short Term Investments Balance
Continental anticipates ending the fourth quarter of 2007 with an unrestricted cash and short-term investments balance of between $2.9 and $3.0 billion.

Cargo, Mail, and Other Revenue
Continental estimates Cargo, Mail, and Other Revenue will be between $305 and $315 million for the fourth quarter 2007.

During 2007, the sublease income Continental receives from ExpressJet for the aircraft covered by the capacity purchase agreement between the Company and ExpressJet will continue to be accounted for as an offset to the Regional Capacity Purchase, Net line.  However, the sublease income on the aircraft withdrawn from the capacity purchase agreement that ExpressJet elected to retain will be classified as Other Revenue.  The Company estimates the sublease income from the withdrawn aircraft will be approximately $26 million in the fourth quarter 2007 and is included in the Company's Cargo, Mail, and Other Revenue guidance.

Available Seat Miles (ASMs)	2007 Estimate Year-over-Year % Change
4th Qtr.(E)
Mainline Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated Domestic International Total Consolidated	3.5% 3.3% 14.2% 3.2% 5.9% (5.7)% 1.8% 8.4% 4.5%

For the full year 2008, Continental expects to grow its mainline capacity by approximately 3% - 4% year-over-year, with a mainline domestic capacity growth of less than 1%.

Load Factor	2007 Estimate
4th Qtr.(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	83 - 84% 79 - 80% 77 - 78% 76 - 77% 80 - 81% 78 - 79% 80 - 81%

Continental's month-to-date Consolidated load factor is updated daily and can be found on the Financial and Traffic News Releases page at continental.com in the Investor Relations section under the About Continental menu.

Pension Expense and Contributions
Through October 18, 2007, Continental has contributed a total of $336 million to its qualified defined benefit pension plans, exceeding the minimum funding requirement of $187 million during the calendar year.

Continental estimates its non-cash pension expense will be approximately $183 million for the year, which includes first, second, and third quarter non-cash settlement charges of $5 million, $7 million, and $12 million, respectively, related to lump-sum distributions from the pilot's frozen defined benefit plan. Settlement charges are also expected for the fourth quarter of 2007, but currently cannot be estimated.
Mainline Operating Statistics	2007 Estimate (cents)
4th Qtr.(E)
CASM Special Items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	11.13 - 11.18 - 11.13 - 11.18 (3.52) 7.61 - 7.66

Consolidated Operating Statistics	2007 Estimate (cents)
4th Qtr.(E)
CASM Special Items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	12.01 - 12.06 - 12.01 - 12.06 (3.78) 8.23 - 8.28

Profit Sharing
Based on current conditions, the Company's most recently prepared internal forecast for the full year 2007 contains an accrual for profit sharing.  There can be no assurance that the Company's forecast will approximate actual results. Generally, the profit sharing program provides for a profit sharing pool for eligible employees of 30% of the first $250 million of annual pre-tax income, 25% of the next $250 million, and 20% thereafter (with certain adjustments to pre-tax income as defined in the profit sharing program).  Profit sharing expense is accrued each quarter based on the actual cumulative profits earned year-to-date.  For more information regarding this program, please see the Company's 2006 Form 10-K.

Stock Based Compensation
Continental expects to record stock option expense of $4 million for the fourth quarter 2007 and $21 million for the full year 2007.

Continental has granted stock price based restricted stock unit ("RSU") awards and profit based RSU awards (together the "Awards") pursuant to its Long-Term Incentive and RSU Program.  Expense for each of these Awards is recognized ratably over the required service period, with changes in the price of the Company's common stock or, in the case of the profit based RSUs Awards, the payment percentage (which is tied to varying levels of cumulative profit sharing), resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations. The closing stock price of $33.03 on September 28, 2007 was used in estimating the expense impact of the Awards for the Company's 2007 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the Awards, the Company estimates that a $1 increase or decrease in the price of its common stock from September 28, 2007 will result in an increase or decrease of approximately $5 million in Wages, Salaries, and Related Costs attributable to the Awards to be recognized in the fourth quarter 2007. For more information regarding these Awards, including performance periods and how the Company accrues for the Awards, please see the Company's 2006 Form 10-K.

Fuel Gallons Consumed	2007 Estimate
4th Qtr.(E)
Mainline Regional	381 Million 78 Million
Fuel Price per Gallon (including fuel taxes and impact of hedges)	$2.35

Fuel Hedges
As of September 30th, Continental had hedged approximately 30% of its projected fuel requirements for the fourth quarter using zero cost collars in heating oil with an average call price of $2.22 per gallon and an average put price of $2.05 per gallon.

For the first quarter 2008, Continental had hedged approximately 10% of its projected requirements using zero cost collars in heating oil with an average call price of $2.25 per gallon and an average put price of $2.08 per gallon.

For the un-hedged portion of our fourth quarter fuel requirements, we are assuming an average cost per barrel for crude oil of $78.33, based on the forward curve as of October 8th, and a jet fuel crack spread of $17.

Selected Expense Amounts	2007 Estimated Amounts ($Millions)
4th Qtr.(E)
Aircraft Rent Depreciation & Amortization Net Interest Expense	$249 $105 $45

Continental Airlines, Inc. Tax Computation
The Company does not anticipate recording any significant provision for income taxes on any book income in 2007 due to book net operating losses for which it has not previously recognized a tax benefit.  The Company does expect to record minimal tax expense and pay minimal cash taxes in 2007, mainly attributable to the federal alternative minimum tax and state and foreign taxes.  During the third quarter of 2007, the Company recorded a 2006 federal income tax credit which reduced the tax rate for the quarter and the full year.  The Company estimates that its effective tax rate will be less than 1 % for the full year 2007.

Cash Capital Expenditures	2007 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$160 215 60 $435 210 $645

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Fourth Quarter 2007 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing and income taxes impact)
Over $72 Between $19 - $72 Under $19 Net Loss	98 98 98 98	115 111 102 98	$4 $2 -- --

Full Year 2007 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing and income taxes impact)
Over $286 Between $76 - $286 Under $76 Net Loss	97 97 97 97	115 110 101 97	$18 $7 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2006 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the Company's significant financial losses and high leverage, the significant cost of aircraft fuel, its high labor and pension costs, service interruptions at one of its hub airports, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 2,828	$ 2,841
Special Items	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 2,828	$ 2,841
Aircraft Fuel & Related Taxes	(895)	(895)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 1,933	$ 1,946

ASMs (millions)	25,404	25,404

Mainline CASM (cents)
CASM-GAAP	11.13	11.18
Special Items	-	-
CASM Excluding Special Items - Non-GAAP (a)	11.13	11.18
Aircraft Fuel & Related Taxes per ASM	(3.52)	(3.52)
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	7.61	7.66

Consolidated (Mainline plus Regional)	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 3,425	$ 3,439
Special Items	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 3,425	$ 3,439
Aircraft Fuel & Related Taxes	(1,079)	(1,079)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 2,346	$ 2,360

ASMs (millions)	28,509	28,509

Consolidated CASM (cents)
CASM-GAAP	12.01	12.06
Special Items	-	-
CASM Excluding Special Items - Non-GAAP (a)	12.01	12.06
Aircraft Fuel & Related Taxes per ASM	(3.78)	(3.78)
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	8.23	8.28

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(b) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond Continental's control.

Fleet News

Continental Airlines Fleet Plan

Includes Aircraft Operated by the Company or Operated on the
Company's Behalf Under a Capacity Purchase Agreement

September 30, 2007

Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits		Total
	YE 2006	2007E	2008E	YE 2008E
Mainline 777-200ER 767-400ER 767-200ER 757-300 757-200 737-900ER 737-900* 737-800* 737-700 737-500** 737-300**	18 16 10 17 41 - 12 105 36 63 48	2 - - - - - - - - (3) -	- - - - - 21 - 12 - (12) (7)	20 16 10 17 41 21 12 117 36 48 41
Total	366	(1)	14	379

Regional
ERJ-145XR ERJ-145 ERJ-135 CRJ200LR Q400 Q200 Beech 1900	103 139 30 - - - 10	(43) (4) - 24 - 10 (6)	- - - - 15 6 (4)	60 135 30 24 15 16 -
Total	282	(19)	17	280

Total Count	648	(20)	31	659